EXHIBIT 99.1

                      PETMED EXPRESS, INC.
                QUARTER ENDED SEPTEMBER 30, 2006
                   CONFERENCE CALL TRANSCRIPT
                OCTOBER 23, 2006 AT 8:30 A.M. EDT

 Coordinator:   Welcome   to   the  PetMed  Express  Inc.   doing
                business  as  1-800-PetMeds conference  call,  to
                review  the  financial  results  for  the  second
                fiscal  quarter ended on September 30, 2006.   At
                the  request of the company, this conference call
                is   being  recorded.  Founded  in  1996,  1-800-
                PetMeds   is  America's  Largest  Pet   Pharmacy,
                delivering prescription and non-prescription  pet
                medications and other health products  for  dogs,
                cats  and horses direct to the consumer.   1-800-
                PetMeds  markets  its products  through  national
                television,  on-line,  direct  mail   and   print
                advertising campaigns, which direct consumers  to
                order  by  phone or on the Internet, and  aim  to
                increase  the  recognition of the "1-800-PetMeds"
                brand    name.     1-800-PetMeds   provides    an
                attractive   alternative   for   obtaining    pet
                medications in terms of convenience, price, ease of ordering, and rapid home delivery. At this time I would now like to turn the call over to the company's Chief Financial Officer, Mr. Bruce
                Rosenbloom.

 Bruce Rosenbloom: Thank you. I'd like to welcome  everybody here today. Before I turn the call over to Mendo Akdag, our Chief Executive Officer and President, I would like to remind everyone that the first portion of this conference call will be listen-only, until the question and answer session, which will be later in the call.

                Also certain information that will be included in this press conference may include forward-looking statements within the meaning of the
                Private Securities Litigation Reform Act of 1995, or the Securities and Exchange Commission that may involve a number of risks and uncertainties.

                These statements are based on our beliefs, as well as assumptions we have used based upon information currently available to us. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties and assumptions.

                Actual future results may vary significantly based on a number of factors that may cause the actual results or events to be materially different from future results, performance, or achievements expressed or implied by these statements.

                We   have   identified   various   risk   factors
                associated  with  our  operations  in  our   most
                recent annual report and other filings of the Securities and Exchange Commission.

                Now  let  me  introduce  today's  speaker,  Mendo
                Akdag, the Chief Executive Officer and President of 1-800-PetMeds. Mendo.

 Mendo Akdag:   Thank  you,  Bruce. Welcome everyone,  and  thank
                you  for  joining  us.  Today  we'll  review  the
                highlights   of  our  financial  results.   We'll
                compare our second fiscal quarter and six months ended on September 30, 2006, to last year's quarter and six months ended on September 30, 2005.


                        Exhibit 99.1 Page 1 - 7

                For  the second fiscal quarter ended on September
                30, 2006, our sales were $43.8 million compared to sales of $38.7 million for the same period the prior year - an increase of 13%.

                For the six months ended on September 30, 2006, sales were $94.5 million compared to sales of $82.3 million for the six months the prior year
                - an increase of 15%. The increase was primarily due to increased retail reorders, offset by decreased wholesale sales.

                For the second fiscal quarter, net income was $3.3 million, or 14 cents diluted per share, compared to $2.7 million or 11 cents diluted per share for the same quarter the prior year - an increase to net income of 22%.

                For  the six months, net income was $8.1 million,
                or  33 cents diluted per share, compared to  $6.3
                million, or 26 cents diluted per share a year ago - an increase to net income of 29%.

                Retail reorder sales increased by 23% to $28.1 million for the quarter, compared to retail reorder sales of $22.9 million for the same quarter the prior year. For the six months, the reorder sales increased by 28% to $62 million, compared to $48.6 million for the same period last year.

                Retail new order sales increased by 6% to $15.5 million for the quarter, compared to $14.7 million for the same period the prior year. For the six months, the new order sales increased by 3% to $32 million, compared to $31.1 million for the same period last year.

                The slowdown in retail new order sales growth may be attributable to increased advertising costs to acquire new customers, and increased price competition.

                Wholesale sales were approximately $200,000 for the quarter compared to $1.1 million for the same quarter the prior year. For the six months, wholesale sales were approximately $500,000 compared to $2.5 million for the same period a year ago. The decrease was due to our decision to limit wholesale sales to focus on retail business.

                We acquired 212,000 new customers in our second fiscal quarter compared to 208,000 for the same period the prior year, and we acquired 419,000 new customers in the six months compared to 425,000 for the same period a year ago.

                Our average retail order was approximately $77 for the quarter compared to $74 for the same quarter the prior year, and approximately 62% of our sales were generated on our web site for the quarter compared to 55% for the same period the prior year.

                The seasonality in our business is due to the proportion of flea, tick, and heartworm medications in our product mix. Spring and summer are considered peak seasons, with fall and winter being the off seasons.


                        Exhibit 99.1 Page 2 - 7

                For the second fiscal quarter our gross profit as a percent of sales was 38.6% compared to 38.4% for the same period a year ago. For the six months, our gross profit as a percent of sales was 39.2% compared to 38.5% for the six months a year ago.

                The percentage increase can mainly be attributed to decreases in wholesale sales, which have lower gross profit margins. Our general and administrative expenses as a percent of sales were approximately 9.9% for both the second fiscal quarter and for the same quarter the prior year, and the G&A expenses as a percent of sales were 9.3% for both the six months and the September 30, 2006, and for the same six months the prior year.

                The company adapted financial accounting standard 123R on April 1, 2006, resulting in approximately $223,000 of stock option compensation expense for the quarter, and $446,000 for the six months, which increased the G&A as a percent of sales by 1/2% for the quarter and the six months.

                For the quarter we spent $7.7 million in advertising compared to $6.9 million for the same quarter the prior year - an increase of 11%. For the six months we spent $16 million in advertising compared to $14.5 million a year ago
                - an increase of 10%.

                Advertising cost of acquiring a customer for the quarter was $36 compared to $33 for the same quarter the prior year, and for the six months it was $38 compared to $34 for the same period a year ago. Our working capital increased by $8.9 million to $43.9 million since March 31, 2006. The increase can mainly be attributed to cash flow generated from operations.

                We had $37.7 million in cash and $9.9 million in inventory, with no debt as of September 30,
                2006. Net cash from operations for the six months was $14.2 million compared to $12.7 million for the same period the prior year - an increase of $1.5 million.

                Capital  expenditures for  the  six  months  were
                approximately  $300,000. This ends the  financial
                review.   Operator,   we  are   ready   to   take
                questions.

 Coordinator:   All  right, very good now. We will now begin  the
                question  and  answer session. If  anybody  would
                like  to ask a question, please press star  1  on
                your  telephone keypad. To cancel  your  request,
                press   star   2.   If  you're  on   speakerphone
                equipment,  you  may need to lift your  telephone
                receiver   before  making  your  selection.   One
                moment please for the first question to queue up.

                Our first question comes from Frank Gristina of Avondale. Go ahead with your question please.

 Frank Gristina: Good morning Mendo, Bruce.

 Mendo Akdag:    Good morning, Frank.


                        Exhibit 99.1 Page 3 - 7

 Frank Gristina: Bruce, I  was  hoping  you could  break out  the different revenue lines, new reorder, wholesales, just so - cause on the surface it seems like maybe the new order business was down, but it's actually the wholesale business that caused the year-over-year decline in the, I guess, the delta between total revenue and reorder revenue?

 Bruce Rosenbloom: On total sales for the quarter?

 Frank Gristina:   Yes please.

 Bruce Rosenbloom: The new orders were $15.5 million, reorders
                $28.1, wholesale was approximately $200,000.

 Frank Gristina: Two hundred  thousand. And  then in  terms  of -
                can you give us an update what's going on in the advertising environment? Do you feel like you felt - I mean $36 CAC [customer acquisition cost], 8% inflation is not too bad. Do you feel like you saw some political pressure there or how did you manage to, I guess, keep that inflation down to single digits?

 Mendo Akdag:   It  was really not as bad as we anticipated,  the
                bottom line answer is.

 Frank Gristina: And is it dissipating now,  or  I  guess through
                November we'll see, I guess, what pressure an ad...

 Mendo Akdag:   It  was  not bad the first two weeks of  October,
                obviously we have two more weeks to go. So it may tighten up a little bit.

 Frank Gristina: Okay.

 Mendo Akdag:   But bear in mind that it's our off season.

 Frank Gristina: Okay, and the last thing  is what's  the  driver of retail reorder sales, so up 23%? Is it new products in the basket, is it some pricing?
                What's driving that strong number?

 Mendo Akdag:   Continuous communication with our database.

 Frank Gristina: Do a lot of direct marketing via email?

 Mendo Akdag:   Refills, upsells, and cross-selling, and  through
                both emails and direct mail.

 Frank Gristina: And  cross-selling,  what  exactly - does  that mean you were getting them to buy a new product, something they didn't buy before so they're going from Frontline and Heartgard to a bone and joint medicine? Is that cross-selling?

 Mendo Akdag:   I  would  say  so, but more vitamins, nutritional
                supplements, toys, shampoo, conditioner, skin care.

 Frank Gristina: Great. Well thanks a lot. I'll get  back  in the queue.


                        Exhibit 99.1 Page 4 - 7

 Mendo Akdag:   Okay.

 Coordinator:   Next  question  comes  from  Marcos  Kaminis   of
                Kaminis Capital.

 Marcos Kaminis:  Hi, I  have  a  couple - two  questions.  First question  is regarding the  wholesale  business.
                 I'm sorry I missed the prior year number for that.

 Mendo Akdag:   The  prior year for the quarter was $1.1 million,
                and the current September quarter  was  $200,000.

 Marcos Kaminis: Okay. So is this a run rate, this $200,000 level that you're going to probably stick with? And when will the comp number start to reflect the - when will this be out of your comps?

 Mendo Akdag:   I  think by next fiscal year it should be out  of
                the comps.

 Marcos Kaminis: You've now - let's see. It affected last quarter, it affected this quarter, is it going to affect the coming quarter?

 Mendo Akdag:   Hold on one second. Possibly yes. It will.

 Marcos Kaminis: Okay so, I mean when did you start it?

 Mendo Akdag:   As  of  the end of the March quarter. So we  have
                two  more quarters to go that it will impact  it.
                After that it will be...

 Marcos Kaminis: That's  helpful.  I  mean  I feel  like it's  an economic value ad anyway, in the long run. The other question I have now is what are your plans for the use of cash? You have a nice cash store building up.

                You have a share repurchase plan - pretty large share repurchase plan passed through the Board. And are you thinking you might acquire smaller competitors, or are you going to buy back shares? What's your plan?

 Mendo Akdag:   We  do not have a stock buy-back plan approved by
                the Board.

 Marcos Kaminis: You don't?

 Mendo Akdag:    That's not us.

 Marcos Kaminis: Would you consider buying back shares?  Are  you planning to maybe buy up some lists of some smaller competitors?

 Mendo Akdag:   The  board  is considering all options, including
                stock buy-back,  dividends  and  acquisitions, so
                when   and  if  the  board  makes  the  decision,
                obviously we'll let the public know.

 Marcos Kaminis: Right,  but, you know, what do you view  as more valuable?

 Mendo Akdag:   To me, personally?


                         Exhibit 99.1 Page 5 - 7

 Marcos Kaminis: Yes.

 Mendo Akdag:   Probably stock buy-back.

 Marcos Kaminis:Okay, thank you.

 Mendo Akdag:   You're welcome.

 Coordinator:   Next  question  comes from Anthony Lebczinski of
                Sidoti and Company.

 Anthony Lebczinski:  Good  morning, a couple of questions.  Have you made any changes to the advertising strategy, and also is the mix of cable TV commercials still the same, or are you doing a little bit more of perhaps online advertising?

 Mendo Akdag:   We  are  probably doing a little bit more  online
                advertising.   We  really  have  not   made   any
                strategic  changes except probably our creatives.
                We're coming out with new creatives which will probably start running in January that we're excited about. Other than that, we track all our advertising and whatever is obviously paying off we'll continue with that.

 Anthony Lebczinski:  Um, hmmm.  And as far as the gross  margin, you had mentioned that the bulk of it, that the gross margin expansion was because of the wholesale revenue coming down and now as you strip out the wholesale component, what was the gross margin then?

 Mendo Akdag:   It  was very similar to last year, probably a .1%
                difference.

 Anthony Lebczinski:  Okay,  and  lastly, as far as  the  average order size, it did increase this quarter versus last year. What would you attribute that to?

 Mendo Akdag:   I  would say about 60% is due to price increases,
                passing the cost increases to the consumer, and the other 40% upselling and cross-selling.

 Anthony Lebczinski: Okay, thank you.

 Mendo Akdag:   You're welcome.

 Coordinator:   Once  again,  if  anybody would  like  to  ask  a
                question,   that's  star  1  on  your   telephone
                keypad. Star 1 on your telephone keypad if you'd like to ask a question. Our next question comes from Kristine Koerber of JMP. Go ahead please.

 Kristine Koerber:  Yeah,  hi.  Can  you  give us a  little  more color on pricing? I know you said you were competitive on pricing during the quarter, what you're seeing out there, and what you saw in the environment during the quarter. Are we seeing more competitors heating up the discounting?

 Mendo Akdag:   We  really  look  at  veterinarians.  The  market
                share is coming from the veterinarians so we compare ourselves to veterinarians and they have been more price-competitive.


                         Exhibit 99.1 Page 6 - 7

 Kristine Koerber: Has it been a lot?  Are  we  talking 5%,  10%?
                How much more aggressive were you during the quarter?

 Mendo Akdag:   It's  a highly fragmented market. There are about
                20,000 veterinary practices, so there are a lot of prices out there. On average what we charge - on average we save the consumer about 10% to 15%
                I would say. But bear in mind that we have free shipping - free priority shipping we offer on orders over $39, which majority of the orders qualify.

 Kristine Koerber: Okay, thanks.

 Coordinator:   Next  question  comes  from Michael  Friedman  of
                Noble Financial.

 Michael Friedman:  Yes,  actually  most  of  my  questions  have been answered. Just a question on the inventory, actually. Is there - are you finding it easier, or harder to get inventory, or about the same? Can you just give us a little color on that?

 Mendo Akdag:   I  would  say  it's about the same.  It  has  not
                changed.

 Michael Friedman:   Thank you.

 Mendo Akdag:   You're welcome.

 Coordinator:   Once  again,  that's  star 1  on  your  telephone
                keypad  if  anybody would like to ask a question.
                Star 1 on your telephone keypad. That's star 1 on your telephone keypad if anybody would like to ask a question. All right, we're showing no further questions on the phone line. We'll turn it back over to you, sir, for further comments.

 Mendo Akdag:   Thank  you.  We'll  be focusing  our  efforts  in
                three  areas, to capitalize on the pet industry's
                growth  trend.   One, optimizing our  advertising
                media  buys  and creatives to capture  additional
                market  shares;  two, personalized  communication
                and  health education content to build value  for
                our  customers,  to  increase  loyalty,  and   to
                differentiate  our brand, and help our  customers
                choose   the  right  products  for  their   pets'
                conditions; and three, improving our current service levels.

                This wraps up today's conference call. Thank  you
                for   joining   us.  Operator,  this   ends   the
                conference call.

 Coordinator:   Very  good.  Thank  you. This  concludes  today's
                conference   call.   We  thank   you   for   your
                participation. You may disconnect at this time.


                        Exhibit 99.1 Page 7 - 7


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